Exhibit 99.2

Marker Therapeutics Announces $16.1 Million Private Placement

Strategic financing supports clinical advancement in Phase 1 APOLLO study investigating MT-601 in patients with lymphoma who relapsed after anti-CD19 CAR-T cells

Houston, TX – December 19, 2024 – Marker Therapeutics, Inc. (Nasdaq: MRKR), a clinical-stage immuno-oncology company focusing on developing next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications, today announced it has entered into a securities purchase agreement for a private placement resulting in gross proceeds of $16.1 million, before deducting placement agent fees and other expenses.

Proceeds from the financing will, among other uses, support the clinical advancement of the Company’s Phase 1 APOLLO study investigating MT-601, a multi-antigen recognizing (MAR) T cell product (formerly known as multiTAA-specific T cells), in patients with lymphoma who have relapsed after anti-CD19 chimeric antigen receptor (CAR)-T cell therapy or where anti-CD19 CAR-T cells are not an option.

The financing included participation from new and existing investors including Blue Owl Healthcare Opportunities, New Enterprise Associates (NEA) and Aisling Capital, and will support the collection of additional clinical data to advance Marker’s lead clinical asset in lymphoma.

Marker is selling 5,031,250 shares of its common stock (or pre-funded warrants in lieu thereof) and accompanying warrants to purchase up to 5,031,250 shares of common stock, at a purchase price of $3.20 per share (or $3.199 per pre-funded warrant in lieu thereof) and accompanying warrant.

The pre-funded warrants and the accompanying warrants will be exercisable upon shareholder approval and have a term of five years commencing upon shareholder approval. The pre-funded warrants will be exercisable at a price of $0.001 per share and the accompanying warrants will have an exercise price of $4.03 per share.

Canaccord Genuity is acting as lead placement agent and Brookline Capital Markets, a division of Arcadia Securities, LLC, is acting as co-placement agent.

The securities being sold in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. Marker has agreed to file a registration statement with the Securities and Exchange commission (SEC) registering the resale of the shares of common stock and shares of common stock issuable upon exercise of the pre-funded warrants and accompanying warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About MT-601

The Company’s lead product, MT-601, is a multi-antigen recognizing (MAR) T cell product that utilizes a non-genetically modified approach that specifically targets six different tumor antigens upregulated in lymphoma cells (Survivin, PRAME, WT-1, NY-ESO-1, SSX-2, MAGEA-4). Marker is currently investigating MT-601 in the Company-sponsored Phase 1 APOLLO trial (clinicaltrials.gov identifier: NCT05798897) for the treatment of patients with lymphoma who relapsed after or are ineligible for anti-CD19 CAR-T cell therapies.

About APOLLO

The APOLLO trial (clinicaltrials.gov Identifier: NCT05798897) is a Phase 1, multicenter, open-label study designed to evaluate the safety and efficacy of MT-601 in participants with relapsed or refractory lymphoma who either failed anti-CD19 chimeric antigen receptor (CAR) T cell therapy or are ineligible for anti-CD19 CAR-T cell therapy. The primary objective of this exploratory Phase 1 clinical trial is to evaluate the optimum dose, safety, and preliminary efficacy of MT-601 in participants with various lymphoma subtypes. Under the APOLLO trial, it is anticipated that nine clinical sites across the United States will cumulatively enroll up to approximately 30 participants during the dose escalation phase.

About MAR-T cells

The multi-antigen recognizing (MAR) T cell platform (formerly known as multiTAA-specific T cells) is a novel, non-genetically modified cell therapy approach that selectively expands tumor-specific T cells from a patient's/donor’s blood capable of recognizing a broad range of tumor antigens. Unlike other T cell therapies, MAR-T cells allow the recognition of hundreds of different epitopes within up to six tumor-specific antigens, thereby reducing the possibility of tumor escape. Since MAR-T cells are not genetically engineered, Marker believes that its product candidates will be easier and less expensive to manufacture, with an improved safety profile compared to current engineered T cell approaches, and may provide patients with meaningful clinical benefits.

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a Houston, TX-based clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumors. The Company was founded at Baylor College of Medicine, and clinical trials that enrolled more than 200 patients across various hematological and solid tumor indications showed that the Company’s autologous and allogeneic MAR-T cell products were well tolerated and demonstrated durable clinical responses. Marker’s goal is to introduce novel T cell therapies to the market and improve patient outcomes. To achieve these objectives, the Company prioritizes the preservation of financial resources and focuses on operational excellence. Marker’s unique T cell platform is strengthened by non-dilutive funding from U.S. state and federal agencies supporting cancer research.

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Forward-Looking Statements

This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research, development and regulatory activities and expectations relating to our non-engineered multi-tumor antigen specific T cell therapies; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; the timing, conduct, interim results announcements and outcomes of our clinical trials of our product candidates, including MT-601 for the treatment of patients with lymphoma. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at WWW.SEC.GOV. The Company assumes no obligation to update its forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release except as may be required by law.

Contacts

Investors

TIBEREND STRATEGIC ADVISORS, INC.

Jonathan Nugent

205-566-3026

jnugent@tiberend.com